EMPLOYMENT AGREEMENT



         THIS  AGREEMENT  is  made  and  entered  into as of  this  31st  day of
September,   1996,  by  and  between  DELTA  ENVIRONMENTAL,   INC.,  a  Delaware
corporation (the "Corporation") and SEAN F. LEE ("Lee").

         A.       The  Corporation  wishes to employ Lee as its Chief  Executive
                  Officer.

         B. Lee is willing to be employed by the Corporation on the terms and conditions set forth below.

         The Corporation and Lee agree as follows:

         1. Employment. The Corporation will employ Lee as its Chief Executive Officer. Lee will also serve as Chairman of the Board of Directors of the Corporation, and in such other capacities as the Corporation shall reasonably deem necessary. Lee will perform such duties as may be required of him by the Corporation under and subject to the instruction, direction and control of the Board of Directors of the Corporation.

        2. Devotion to Employment. Lee accepts employment with the Corporation on the terms and conditions of this Agreement, and will be a full time employee of the Corporation in his position as set forth in paragraph 1, provided, however that nothing herein shall be construed to prevent Lee from making and supervising personal investments, or from being involved in the ownership and management of businesses in which he currently fulfills such roles. During the term of this Agreement, Lee shall not be actively engaged in any other business activity which will in any way impair his ability to properly meet his obligations to the Corporation or represent any activity competitive with the Corporation or detrimental to its business. Lee agrees to comply with the reasonable policies, standards and regulations of the Corporation from time to time established.

        3. Compensation and Benefits. The Corporation agrees to pay Lee compensation for his services as follows:

                  3.1 Base Salary and Override. The Corporation will pay Lee an annual base salary, subject to withholding taxes and other normal payroll deductions as follows:

                  (a) Until December 31, 1996, Lee will not be paid a salary, but the Corporation will pay or reimburse Lee for expenses under Section 3.3 below;

                  (b) Beginning January 1, 1996, $100,000 per year until gross revenues of the Corporation (completed from the date of this Agreement) exceed $5,000,000;

                  (c) (i)  $150,000 per year; plus
EXHIBIT 14
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                      (ii) an  override  equal  to  nine-tenths  of one  percent
                           (0.9%) of gross revenue of the Corporation, payable quarterly within 30 days after the end of each quarter.

                  3.2 Benefits. During the term of this Agreement, Lee shall be entitled to such medical, dental, disability, life insurance and other benefits and perquisites, if any, no less favorable than such as are afforded to any other senior executive of the Corporation, subject to applicable waiting periods and other conditions. Lee shall be entitled to four weeks of vacation in each employment year.

                  3.3 Business Expenses. The Corporation will pay or reimburse Lee for all transportation, hotel and other expenses reasonably incurred by Lee on business trips and for all other ordinary and reasonable out-of-pocket expenses actually incurred by him in the conduct of the business of the Corporation against itemized vouchers submitted with respect to any such expenses approved in accordance with customary procedures.

         4. Stock Options. In consideration of Lee's employment hereunder, the Corporation will grant Lee the option to purchase 500,000 shares of the Corporation's Common Shares at a price of $.3333 per share for a term of five years. Other specific terms of the option shall be set forth in a separate Stock Option Agreement, which may be issued under an Incentive Stock Option Plan.

         5. Term. The term of this Agreement shall commence October 1, 1996, and shall continue for a term of three (3) years and three (3) months, ending on December 31, 1999, unless sooner terminated as provided herein. The term of this Agreement shall automatically extend for successive periods of one
(1) year each, unless the Corporation or Lee gives notice of termination to the other on or before December 31 of the year two (2) years prior to the end of the original term, or any extended term, as the case may be. For example, notice of termination must be given by December 31, 1997 for the term to end on December 31, 1999.

         6.       Termination.

                  6.1 Termination Events. This Agreement shall terminate prior to the end of its term: (a) upon the death of Lee, or (b) if Lee fails, because of illness or incapacity, to render the services contemplated by this Agreement for a period of six consecutive months. The Corporation may terminate this Agreement prior to the end of its term for cause, upon notice to Lee by the Corporation.

                  6.2 Continuation of Override. In the event of termination either prior to or at the end of its term (except only for termination by the Corporation for cause), and if Lee is then being paid an override under Section
3. 1 (b)(ii) above, for a period of ten (10) years after the termination date, the Corporation will continue to pay Lee an override equal to one-half of one percent (0. 5 %) of gross revenues from sales to all accounts existing at the termination date. Payments shall be made quarterly within 30 days after the end of each quarter.
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         7.       Protection of Confidential Information-, Non-Competition.

                  7.1 Confidential Information. Lee warrants that he is not subject to any restriction on his executing and performing this Agreement, and acknowledges that:

                  (a) As a result of his employment by the Corporation, Lee will obtain secret and confidential information concerning the business of the Corporation and its Affiliates, including, without limitation, financial information, patents and other proprietary rights, trade secrets and "know-how," customers, and certain business methodologies ("Confidential Information").

                  (b) The Corporation and its Affiliates will suffer substantial damage which will be difficult to compute if, during the period of his employment with the Corporation or thereafter, Lee should divulge Confidential Information or, thereafter, Lee should enter a business competitive with those of the Corporation.

                  (c) The provisions of this Agreement are reasonable and necessary for the protection of the business of the Corporation and its Affiliates.

                  7.2 Maintain Confidentiality. Lee agrees that he will not at any time, either during the term of this Agreement or thereafter, divulge to any person or entity any Confidential Information obtained or learned by him as a result of his employment with the Corporation or any of its Affiliates, except
(a) in the course of performing his duties hereunder, (b) with the Corporation's express written consent; (e) to the extent that any such information is in the public domain other than as a result of Lee's breach of any of his obligations hereunder; or (d) where required to be disclosed by court order subpoena or other government process. If Lee shall be required to make disclosure pursuant to the provisions of clause (d) of the preceding sentence, Lee promptly, but in no event more than 72 hours after learning of such subpoena, court order, or other government process, shall notify, by personal delivery or by electronic means, confirmed by mail, the Corporation and, at the Corporation's expense, Lee shall: (i) take all reasonably necessary steps required by the Corporation to defend against the enforcement of such subpoena, court order or other government process, and (ii) permit the Corporation to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

                  7.3 Records. Upon termination of his employment with the Corporation, Lee will promptly deliver to the Company all original memoranda, notes, records, reports, manuals, drawings, blueprints, formula and other documents relating to the business of the Corporation and its Affiliates and all property associated therewith, which he may then possess or have under his control; provided, however, that Lee shall be entitled to retain copies of such documents reasonably necessary to document his financial relationship (both past and future) with the Corporation.

                  7.4  Non-Compete.  During the term of this  Agreement  and the
18-month  period   following  the  termination  of  Lee's  employment  with  the
Corporation under the terms of
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this Agreement,  Lee,  without the prior written  permission of the Corporation, shall not, anywhere in the United States of America, directly or indirectly, (a) enter into the employ of or render any services to any person, firm or corporation engaged in any business which is a 'Competitive Business' (as defined below); (b) engage in any Competitive Business for his own account; (c) become associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity;
(d) employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed or retained by the Corporation in the six-month period prior to the termination of Lee's employment; or (e) solicit, interfere with, or endeavor to entice away from the Corporation, for the benefit of a Competitive Business, any of its customers or other persons with whom the Corporation has a contractual relationship. However, nothing in this Agreement shall preclude Lee from investing his personal assets in the securities of any corporation or other business entity which is engaged in a Competitive Business if such securities are traded on a national stock exchange or in the over the-counter market and if such investment does not result in his beneficially owning, at any time, more than 1 % of the publicly-traded equity securities of such Competitive Business.

                  7.5 Injunctive Relief. If Lee breaches, or threatens to breach, any of the provisions of Sections 8.2, 8.3 or 8.4, the Corporation shall have the right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by Lee that the services being rendered hereunder to the Corporation are of a special, unique and extraordinary character and that any such breach or threatened breach will cause irreparable injury to the Corporation and that money damages will not provide an adequate remedy in the Corporation.

                  7.6  Modification of Scope. If any provision of Section 8.2 or
8.4 is held to be unenforceable because of the scope, duration or area of its applicability, the tribunal making such determination shall have the power to modify such scope, duration, or area, or all of them, and such provision or provisions shall then be applicable in such modified form.

         8.       Definitions.  As used in this Agreement:

                  8.1 "Affiliate" shall mean any entity that, directly or indirectly, is controlled by, controlling, or under common control with the Corporation.

                  8.2 "Competitive Business" shall mean a business which is directly competitive with any business engaged in by the Corporation.

         9. Notices. All notices provided for by this Agreement shall be made in writing and shall be deemed given when (a) personally delivered to the party entitled to receive it; (b) transmitted by electronic means; or (c) mailed first class mail, by certified mail, return receipt requested, addressed to the person entitled to it at the address set forth below (or at such other address as may have been designated by written notice). The notice shall be deemed to be
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received on the date of its actual  delivery or electronic  transmission  to the party entitled thereto, or three days after mailing. If sent to the Corporation, notices shall be delivered to:

                             DELTA ENVIRONMENTAL, INC.
                             c/o Capital West Securities 2525
                             East Camelback Road, Suite 510
                             Phoenix, Arizona 85020
                             Telecopier:      (602) 954-7057

         with a copy to:

                             Charles R. Berry
                             Titus, Brueckner & Berry, P.C.
                             7373 North Scottsdale Road
                             Scottsdale Centre, Suite B-252
                             Scottsdale, Arizona 85253
                             Telecopier: (602) 483-3215

and, if sent to Lee, notices shall be delivered to:

                             Sean F. Lee
                             7113 West Sack Drive
                             Glendale, Arizona 85308

                             Marked "Personal and Confidential"

         10. Assignment. The rights and benefits of the Corporation under this Agreement shall be transferable, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by, its successors and assigns. Lee may not assign this Agreement, but it shall inure to the benefit of and be binding upon his heirs and legal representatives.

         11. Arbitration. In the event of any dispute between the parties as to the interpretation of any of the terms and provisions of this agreement, the matter shall be submitted to arbitration in the following manner:

                  Either party shall serve written notice upon the other party that they desire to submit the dispute to arbitration and within fifteen (15) days of the date of any such written notice each party shall appoint an arbitrator within ten (10) days thereafter the two arbitrators so selected shall appoint a third. In the event either party shall fail to appoint an arbitrator within such fifteen-day period or if the two arbitrators so appointed shall fail to select a third within such ten-day period, then a judge of the Superior Court of Maricopa County or such other court as may have jurisdiction thereover shall appoint such arbitrator. The three arbitrators shall determine the controversy in accordance with the Rules of the American Arbitration Association and a decision of the majority of the arbitrators shall bind and be conclusive upon the parties.
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The parties shall pay the expense of arbitration in the manner determined by the arbitrators and judgment upon the award rendered by the arbitrators may, if permissible, be entered in any court having jurisdiction.

         12. Miscellaneous.

                  12.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona.

                  12.2 Waiver. No waiver or modification of this Agreement shall be valid unless in writing and duly executed by the party to be charged therewith. Waiver by either party hereto of any breach or default by the other party of any of the terms and provisions of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waiver.

                  12.3 Severability. All agreements, provisions, representations, warranties and covenants contained herein are severable, and in the event that any one or more of them shall be held to be invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected thereby, and this Agreement shall be interpreted as if such invalid, illegal or unenforceable agreements, provisions or covenants were not contained herein.

                  12.4 Entire Agreemnt. This Agreement, together with the Stock Option Agreement being executed between the parties, constitutes and embodies the full and complete understanding and agreement of the parties hereto provided, and supersedes all prior understandings or agreements, whether oral or in writing.

         The parties have executed this Agreement the day and year first set forth above. DELTA ENVIRONMENTAL, INC. LEE

  By:  /s/ George Baird                            /s/ Sean F. Lee
      ----------------------------                 ----------------------------
                                                   SEAN F. LEE
  Its:  President
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